Advanced Emissions Solutions Reports Fourth Quarter and Full Year 2019 Results

Full year results driven by record distributions from Tinuum, partially offset by broader reduction in coal-fired power generation
HIGHLANDS RANCH, Colo., March 16, 2020 (GlobeNewswire) -- Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Annual Report on Form 10-K and reported financial results for the fourth quarter and full year ended December 31, 2019, including information about its equity investment in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $17.1 million for the fourth quarter, and $73.9 million for full year 2019, increases of 13% and 40%, respectively

•	Royalty earnings from Tinuum Group were $4.1 million for the fourth quarter and $16.9 million for full year 2019, a decrease and an increase of 4% and 12%, respectively

•	RC Segment operating income was $15.4 million for the fourth quarter and $83.5 million for full year 2019, a decrease and an increase of 22% and 29%, respectively

•	As previously announced, Tinuum Group completed sales to third party investors for four additional RC facilities in 2019 which combined for roughly 15.0 million incremental tons

•	Based on 20 invested RC facilities as of December 31, 2019, expected future net RC cash flows to ADES are projected to be between $150 million and $175 million through year end 2021
Power Generation and Industrials (“PGI”) Highlights

•	Recognized segment revenue of $50.5 million for the full year 2019, compared to $8.7 million during the full year 2018, driven by consumables

•	Segment operating loss was $11.6 million for the full year 2019 compared to an operating loss of $2.6 million in the full year 2018

•	Segment EBITDA loss was $4.6 million in the full year 2019, compared to a segment EBITDA loss of $2.1 million in the full year 2018
ADES Consolidated Highlights

•
Consolidated revenue of $16.0 million during the fourth quarter and $70.1 million for full year 2019, compared to $10.6 million and $23.9 million for the comparable periods in 2018, primarily driven by the increase in consumables revenue due to the acquisition of Carbon Solutions

•	Consolidated net income was $9.1 million for the fourth quarter and $35.5 million for full year 2019; pretax income was $6.2 million for the fourth quarter and $47.5 million for full year 2019

•
Ended 2019 with a cash balance, inclusive of restricted cash, of $17.1 million, a decrease of $3.1 million since September 30, 2019, driven primarily by debt paydown related to the senior term loan used to fund the Carbon Solutions acquisition

•
Made quarterly principal payment of $6.0 million on the Company's $70.0 million initial face value term loan during the fourth quarter, which accounted for $1.1 million in interest expense during the fourth quarter, and reduced the term loan principal balance to $40.0 million

•
Utilized capital of $2.9 million to repurchase approximately 277,000 outstanding shares during the fourth quarter and $5.8 million to repurchase approximately 533,000 outstanding shares during the full year 2019

•	Returned a total of $24.1 million to shareholders in 2019 through dividends and share repurchases
“During 2019, Tinuum secured tax equity investors for four additional refined coal facilities. These facilities combined to add over 15.0 million tons of refined coal, comfortably above our guidance of 12.0 million tons we provided at the end of 2018,” said L. Heath Sampson, President and CEO of ADES. “Depressed industry levels of coal-fired power that Tinuum experienced during the year impacted the economics related to certain of Tinuum’s refined coal transactions. Nonetheless, the incremental cash flows we will collect from these 2019 closures are critical to supporting our investments in our activated carbon assets, reducing the face value of our term loan, as well as our shareholder return initiatives through dividends and share repurchases.”
Sampson continued, “Our PGI segment underperformed our expectations in 2019, as industry data estimates that coal-fired power generation was down by approximately 15% year over year, even while overall US power generation was flat. We executed well, focusing on what we could control, and achieved a 92% renewal rate on contracts up for bid. Our team gained significant traction with non-power generation industrial applications for activated carbon, and we now have the technical and commercial infrastructure in place to win in the water purification markets. We are focused on strategic non-mercury growth, which allows us to leverage our industry-leading asset, fill plant capacity, and generate higher incremental margins”.
Sampson concluded, “As we stand today, with just under two years remaining in our Refined Coal business, we are proactively addressing the opportunities and challenges in our business. Congruent with Tinuum's refined coal realignment, we will also respond to the quickly changing coal-fired power generation decline by reducing cash costs by at least $5.0 million on an annualized basis and optimizing our products and manufacturing processes. As noted when we opportunistically acquired Carbon Solutions, we remain in the best position to maintain the highest market share in the recurring revenue emissions control market, while leveraging our assets to further grow within near-adjacent markets. Although there are many challenges within the coal-fired power generation market, we believe that this asset remains positioned for long-term value creation."
Fourth Quarter & Full Year Results
Fourth quarter revenues and costs of revenues were $16.0 million and $11.1 million, compared to $10.6 million and $4.0 million respectively, in the fourth quarter of 2018. Full year 2019 revenues and costs of revenues were $70.1 million and $49.4 million, compared to $23.9 million and $6.3 million, respectively, for full year 2018. The increase in revenues during both the fourth quarter and full year 2019 was primarily the result of higher consumables revenue resulting from the full year impact of the acquisition of Carbon Solutions as well as higher royalty earnings.
Fourth quarter other operating expenses were $9.6 million compared to $9.7 million in the fourth quarter of 2018. Full year other operating expenses were $35.5 million compared to $24.1 million for full year 2018. The increases during full year 2019 was primarily driven by an increase in headcount, general and administrative costs and integration costs as a result of the full year impact of the Carbon Solutions acquisition. Depreciation related expenses contributed to $6.6 million of the year over year increase.
Fourth quarter earnings from equity method investments were $12.1 million, compared to $16.4 million for the fourth quarter of 2018. Full year earnings from equity method investments were $69.2 million, compared to $54.2 million for full year 2018. The decrease in earnings from equity method investments during the fourth quarter was primarily due to lower earnings from Tinuum Group resulting from higher depreciation on all Tinuum Group RC facilities as a result of a reduction in their estimated useful lives and due to Tinuum Group restructuring RC facility leases with its largest customer, which decreased net lease payments and equity earnings beginning in the three months ended September 30, 2019.
Fourth quarter royalty earnings from Tinuum Group were $4.1 million, compared to $4.3 million for the fourth quarter of 2018. Full year royalty earnings from Tinuum Group were $16.9 million, compared to $15.1 million for full year 2018. Royalty income is based upon a percentage of the per-ton, pre-tax margin, inclusive of impacts related to depreciation expense and other allocable expenses. The lower royalty earnings in the fourth quarter were due to the increased depreciation and lower rent payments also impacting the Company's equity earnings. Royalty earnings are expected to be negatively impacted due to these changes in both 2020 and 2021. The increase for the full year 2019 was the result of an increase in the number of invested, royalty bearing facilities.
Fourth quarter interest expense was $1.4 million, compared to $1.0 million for the fourth quarter of 2018. Full year interest expense was $7.2 million, compared to $2.2 million for full year 2018. The increase in interest expense during both periods was driven by interest on the term loan used to fund the Carbon Solutions acquisition.
Income tax benefit for the fourth quarter was $2.9 million, compared to expense of $5.3 million for the fourth quarter of 2018. Full year tax expense was $12.0 million, compared to $10.4 million for full year 2018.
Net income for the fourth quarter was $9.1 million, compared to net income of $7.0 million for the fourth quarter of 2018. Net income for the full year was $35.5 million, compared to net income of $35.5 million for full year 2018. The increase in net income for the full year 2019 was primarily driven by higher earnings from equity method investments and offset by higher SG&A expense, inclusive of depreciation and amortization and interest expense.
Long-Term Borrowings
In December 2018, the Company entered into a $70.0 million, three-year senior term loan to finance the Carbon Solutions acquisition. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million that began on March 1, 2019. As of December 31, 2019, the outstanding principal balance of the senior term loan was $40.0 million.
Dividend
On February 7, 2020, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend was paid on March 10, 2020 to stockholders of record at the close of business on February 21, 2020.
Share Repurchase Program
As previously announced, in November 2018, the Company's Board authorized the Company to purchase up to $20.0 million of its outstanding common stock. This stock repurchase program was to remain in effect until December 31, 2019 unless otherwise modified by the Board. In November 2019, the Board authorized an incremental $7.1 million to this stock repurchase program and provided that the program will remain in effect until all amounts are utilized or the program is otherwise modified by the Board.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, March 17, 2020. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 8775714. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, our expectations about the potential for our PGI business, including opportunities in the water purification market, plans regarding significant supplier contracts and expectations regarding Tinuum's ability and success in realigning its resources and future growth and acquisition activity. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the success of our technical and commercial infrastructure in opening and competing new markets; the U.S. government’s failure to promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; our inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; potential claims from any terminated employees, customers or vendors; availability of materials and equipment for our businesses; intellectual property infringement claims from third parties; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2019	2018
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$12,080	$18,577
Receivables, net	7,430	9,554
Receivables, related party	4,246	4,284
Inventories, net	15,460	21,791
Prepaid expenses and other assets	7,832	5,570
Total current assets	47,048	59,776
Restricted cash, long-term	5,000	5,195
Property, plant and equipment, net of accumulated depreciation of $7,444 and $1,499, respectively	44,001	42,697
Intangible assets, net	4,169	4,830
Equity method investments	39,155	6,634
Deferred tax assets, net	14,095	32,539
Other long-term assets, net	20,331	7,993
Total Assets	$173,799	$159,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,046	$6,235
Accrued payroll and related liabilities	3,024	8,279
Current portion of long-term debt	23,932	24,067
Other current liabilities	4,311	2,138
Total current liabilities	39,313	40,719
Long-term debt, net of current portion	20,434	50,058
Other long-term liabilities	5,760	940
Total Liabilities	65,507	91,717
Commitments and contingencies (Notes 6 and 9)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,960,157 and 22,640,677 shares issued and 18,362,624 and 18,576,489 shares outstanding at December 31, 2019 and 2018, respectively	23	23
Treasury stock, at cost: 4,597,533 and 4,064,188 shares as of December 31, 2019 and 2018, respectively	(47,533)	(41,740)
Additional paid-in capital	98,466	96,750
Retained earnings	57,336	12,914
Total stockholders’ equity	108,292	67,947
Total Liabilities and Stockholders’ equity	$173,799	$159,664

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except per share data)	2019	2018
Revenues:
Consumables	$53,187	$8,733
License royalties, related party	16,899	15,140
Other	—	72
Total revenues	70,086	23,945
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	49,443	6,606
Other cost of revenue, exclusive of depreciation and amortization	—	(353)
Payroll and benefits	10,094	10,639
Legal and professional fees	9,948	8,552
General and administrative	8,123	4,178
Depreciation, amortization, depletion and accretion	7,371	723
Total operating expenses	84,979	30,345
Operating loss	(14,893)	(6,400)
Other income (expense):
Earnings from equity method investments	69,176	54,208
Interest expense	(7,174)	(2,151)
Other	427	220
Total other income	62,429	52,277
Income before income tax expense	47,536	45,877
Income tax expense	11,999	10,423
Net income	$35,537	$35,454
Earnings per common share (Note 1):
Basic	$1.96	$1.78
Diluted	$1.93	$1.76
Weighted-average number of common shares outstanding:
Basic	18,154	19,901
Diluted	18,372	20,033
Cash dividends declared per common share outstanding:	$1.00	$1.00

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$35,537	$35,454
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income tax expense	8,655	5,233
Depreciation, amortization, depletion and accretion	7,371	723
Amortization of debt discount and debt issuance costs	1,678	94
Operating lease expense	3,192	—
Stock-based compensation expense, net	2,011	2,490
Earnings from equity method investments	(69,176)	(54,208)
Other non-cash items, net	638	289
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables, net	2,124	(1,847)
Related party receivables	37	(1,037)
Prepaid expenses and other assets	(2,200)	(757)
Costs incurred on uncompleted contracts	—	15,945
Inventories, net	5,505	237
Other long-term assets, net	(262)	(753)
Accounts payable	2,218	(197)
Accrued payroll and related liabilities	(5,255)	(59)
Other current liabilities	(261)	(869)
Billings on uncompleted contracts	—	(15,945)
Operating lease liabilities	(3,180)	—
Other long-term liabilities	(258)	(182)
Distributions from equity method investees, return on investment	73,888	5,500
Net cash provided by (used in) operating activities	$62,262	$(9,889)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	—	47,175
Acquisition of business, net of cash acquired	(661)	(62,501)
Acquisition of property, plant, equipment, and intangible assets, net	(7,851)	(467)
Mine development costs	(4,726)	—
Contributions to equity method investee	—	(750)
Net cash used in investing activities	(13,238)	(16,543)

	Years Ended December 31,
(in thousands)	2019	2018
Cash flows from financing activities
Principal payments on term loan	(30,000)	—
Principal payments on finance lease obligations	(1,354)	—
Borrowings, net of debt discount - related party	—	67,900
Debt issuance costs paid	—	(2,036)
Dividends paid	(18,274)	(20,165)
Repurchase of common shares	(5,793)	(25,343)
Repurchase of shares to satisfy tax withholdings	(451)	(769)
Other	156	(76)
Net cash (used in) provided by financing activities	(55,716)	19,511
Decrease in Cash, Cash Equivalents and Restricted Cash	(6,692)	(6,921)
Cash, Cash Equivalents and Restricted Cash, beginning of year	23,772	30,693
Cash, Cash Equivalents and Restricted Cash, end of year	$17,080	$23,772
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,650	$1,400
Cash paid for income taxes, net of refunds received	$4,308	$7,460
Supplemental disclosure of non-cash investing and financing activities:
Acquisition consideration payable	$—	$661
Dividends payable	$284	$125

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated EBITDA and Segment EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, interest expense, net and income tax expense. Because Consolidated EBITDA omits certain non-cash items, the Company believes that the measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's PGI segment performance relative to the performance of its competitors as well as performance period over period. Additionally, the Company believes the measure is less susceptible to variances that affect its operating performance results.
The Company presents Consolidated EBITDA and Segment EBITDA because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated EBITDA and Segment EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated EBITDA and Segment EBITDA in future periods are generally expected to be similar. Consolidated EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated EBITDA Reconciliation to Net Income
(Amounts in thousands)

	Year ended December 31,
(in thousands)	2019	2018
Net income (1)	$35,537	$35,454
Depreciation, amortization, depletion and accretion	7,371	723
Interest expense, net	6,913	1,912
Income tax expense	11,999	10,423
Consolidated EBITDA	$61,820	$48,512
(1) Net income for the year ended December 31, 2019 was inclusive of a $5.0 million adjustment, which increased cost of revenue due to a step-up in basis of inventory acquired related to the Carbon Solutions Acquisition.

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
PGI Segment EBITDA Reconciliation to Segment Operating Loss
(Amounts in thousands)

	Year ended December 31,
(in thousands)	2019	2018
Segment operating loss (1)	$(11,606)	$(2,621)
Depreciation, amortization, depletion and accretion	6,682	520
Interest expense, net	351	45
Segment EBITDA loss	$(4,573)	$(2,056)
(1) Segment operating loss for the year ended December 31, 2019 was inclusive of a $4.7 million adjustment, which increased cost of revenue due to a step-up in basis of inventory acquired related to the Carbon Solutions Acquisition. Exclusive of this impact during the year ended December 31, 2019, Segment EBITDA would have been $0.2 million.